Exhibit 10.1

February 12, 2004

Mr. Mike Myers Capco Offshore, Inc. Suite 601 4800 Sugar Grove Blvd. Stafford, Texas 77477

Subject:

Letter Agreement

Brazos Block 446-L

Offshore, Texas

Gentlemen:

As discussed in previous conversations, Capco Offshore, Inc., a wholly owned subsidiary of Capco Energy, Inc. ("Buyer"), has proposed to purchase all of the right, title and interest of Dominion Oklahoma Texas Exploration & Production, Inc. ("Dominion”) individually and as the Managing Partner of Conquest/NWM Texas O&G Limited Partnership, and The Northwestern Mutual Lifee Insurance Company ("Northwestern," with Dominion and Northwestern being collectively referred to as "Seller") in and to the properties described in Exhibit "A" attached hereto, which Exhibit is by this reference incorporated herein for all, purposes (hereafter collectively referred to as the "Properties"). By execution of this letter agreement ("Letter Agreement"), Buyer agrees to purchase and Seller agrees to sell the Properties subject to the following terms and conditions:

1.

Purchase Price: The purchase price for the Properties is One Hundred Dollars ($100) and/or other good and valuable consideration ("Purchase Price").

2.

Effective Date and Time:: The effective date and time of purchase and apportionment of revenue and expense shall be 7:00 a.m., Central Standard Time, February 1, 2004 ("Effective Time").

3.

Closing Date: The closing ("Closing”) shall take place at Dominion's New Orleans office on or before February 12, 2004 (the "Closing Date"), subject to the right of the parties to agree in writing to extend the Closing Date.

4.

Interests Delivered: At Closing, Seller shall deliver to Buyer of all of Seller's interest in and to the Properties as shown in the attached Exhibit "A" to this Letter Agreement.

5.

Definitive Agreement: At Closing, Seller and Buyer shall execute an Assignment and Bill of Sale, in the form attached as Exhibit "B" to this Letter Agreement.

6.

Assignment: Seller shall assign the Properties to Buyer free and clear of all liens and mortgages created by, though or under Seller, but not otherwise.

7_

Warranty of Title: Seller's assignment of the Properties will be without warranty of title, express or implied.

8.

Title Review: Buyer has had the opportunity to review and photocopy at Buyer's cost all title material relating to the Properties in the possession of Seller and such additional title material as Buyer may choose. Satisfactory results of such examination (i.e., good faith title approval by Buyer consistent with oil and gas practices) shall be a condition to Closing.

9.

Records Access: Buyer has had the opportunity to review and photocopy at Buyer's cost all material relating to non-proprietary and non-confidential accounting, engineering, geological, geophysical and other records, books, and contracts in Seller's possession relating to- the-Properties (hereafter collectively referred to as "Records"). Such access shall be at Buyer's cost and shall be subject to third party restrictions on disclosure.

10-

Facilities Inspection: Buyer bas inspected the facilities, if any, owned by Seller and situated on the. Properties ("Facilities"), and at Closing Buyer shall acquire the Facilities on an "As Is. Where Is" basis and Seller has made no representation, covenant or warranty, either express or im lied as to the merchantability,condition includin environ al condition or fitness for an articular purpose or use of any of the Facilities, any- such warranty being exwessW denied. Seller makes no warranty or representation, express. i lied, statutory or otherwise, with respect to the accurnev or completeness of the information records and data now, heretofore or hereafter made available to Buyer in connection with this Letter Agreement; including, without limitation, arty description of the properties, pricing lauMfinns.potential for production of oil. gas or other hvdrocarbonS from the Properties, projected develoyment costs, projected Plugging and abandonment costs,, any environmental information, or any other material furnished to Buyer by Seller or any director, officer, shareholder, employee, counsel agent or advisor of Seller.

11 _

Gas Imbalance/Take-Or-Pay Liability: Buyer shall not assume any take-or-pay or gas imbalance liability attributable to the Properties for periods prior to the Effective Time.

12.

Governing Law: The construction and interpretation of this Letter Agreement and all attachments hereto shall be governed by the Laws of the State of Texas (unless expressly otherwise noted) without reference to the conflict of laws provisions thereof.

13.

Transaction Expenses: Each patty shall respectively pay and discharge all liabilities, obligations and expenses incurred by such party or on such party's behalf in connection with the preparation, authorization, execution and performance of this Letter Agreement and the Assignment and Bill of Sale, including without limitation all fees and expenses of agents, representatives, counsel, accountants, and auditors retained by such party as well as all amounts payable with respect to airy claim for brokerage, finder's fees or other commissions based in any way on any agreements, arrangements, or understandings made by such party.

14,

Plugging and Abandonment Liability:

a.

Buyer assumes full responsibility and liability for, and does hereby defend, indemnify and hold Seller and Seller's affiliated entities and its and their past, present and future directors, officers and employees, consultants agents, successors and assigns (collectively, the "Seller Indemnified Parties"), harmless from and against:

(i)

the plugging, replugging and abandonment of all present and future wells on the Properties,

(ii)

the removal and disposal of all Facilities, structures and equipment now or hereafter located on or comprising all or part of the Properties,

(iii)

the necessary and proper capping and burying of all flow lines and/or pipelines now or hereafter located on or comprising all or part of the Properties or removing, if required by proper governmental authorities, of all flow lines and/or pipelines now or hereafter-located on or comprising all or part of the Properties,

(iv)

the restoration of the leasehold premises of the Properties, and

(v)

the necessary and proper disposal of all naturally occurring radioactive materials ("NORM') now or hereafter located on or associated with the Properties,

including, without limitation, any such liability based on negligence, P-ross negligence or strict liability of any Seller Indemnified Parties or on any other theory of liability, whether in lava (whether cnmmonor statutory) or equity.

b.

In addition, Buyer assumes full. responsibility and liability for, and does hereby defend, indemnify and hold the Seller Indemnified Parties harmless from and against the following occurrences, events or activities on or related to the Properties or arising from the ownership or operation of the Properties, regardless of whether such occurrences, events or activities are attributable to periods of time before or after the Effective Time and regardless of whether resulting from any acts or omissions of Seller or Seller's predecessors or the condition of the Properties:

(i)

environmental pollution or contamination, including without limitation pollution or contamination of the soil, ground water or air by oil, gas, condensate, distillate, other hydrocarbons, brine, NORM or otherwise,

(ii)

clean-up responses and. the cost of remediation control, assessment or compliance with respect to surface and subsurface pollution,

(iii)

disposal on the Properties of any hazardous substances, wastes, materials and.- products generated by or used in connection with the ownership or operations of the Properties, and

(iv)

non-compliance with environmental and land use rules or regulations of appropriate state or federal regulatory agencies,

including without limitation any such liability based on negligence, gross neeligence or strict liability of any Seller Indemnified Parties or on any other theorv of liability, whether in law (whether common or statutory) or equity.

c.

Buyer shall conduct all plugging, replugging, abandonment, removal, disposal and restoration obligations in accordance with all applicable laws and regulations.

d.

In connection with. the, liability assumed by Buyer pursuant to the provisions of this Paragraph 14, Buyer is aware and Seller has disclosed that Buyer may be required by governmental authorities or regulatory agencies to physically remove, rather than abandon in place, all or certain pipelines and flowlines to be transferred with, or that comprise a- portion of, the Properties and, as such, Buyer understands and agrees that its obligations in this Paragraph 14 may include the removal of such- pipelines and flowlines in accordance with all applicable laws, regulations and orders.

15.

Ownership and Operation Liability:

a.

Subject to Buyer's defense, indemnity and hold harmless obligations set forth in Paragraph 14 above for certain pre-Effective Time occurrence, events or activities, Buyer shall assume full responsibility and liability for, and shall defend, indemnify and hold the Seller Indemnified Parties harmless from and against all liabilities, obligations and duties- with- respect to the ownership and operation` of the Properties that are attributable to periods on or after the Effective Time, including without limitation, responsibility for the payment of all operating expenses and capital expenditures related to the Properties and attributable to the period on or after the Effective Time, responsibility for the performance of all express and implied obligations and covenants under the terms of any leases, other instruments in the chain-of title; and all contract to which the Properties are subject arising on or after Effective Time, and responsibility for the payment of all royalties, overriding royalties, and other burdens and encumbrances to which the Properties are subject that are attributable to periods on or after the Effective Time.

b.

Subject to and expressly excluding. Buyer's. obligations as set forth in the provisions of Paragraph 14 hereof, Seller shall retain responsibility for, and shall defend, indemnify and hold Buyer harmless from anti against all liabilities, obligations and- duties with respect to the ownership and operation of the Properties that are attributable to periods prior to the Effective Time; provided that Seller shall lot have responsibility for or indemnify Buyer against costs, expenses, liabilities, obligations or duties with respect to the ownership and operation of the Properties attributable to periods prior to the Effective Time that are provided to be borne or paid by Buyer (as successor to Capco Resources Corporation) pursuant to the Contract Operating Agreement described in Paragraph 19 of this Letter Agreement-

16.

Abandonment Contribution:

Seller agrees to contribute unto Buyer a sum not to exceed One Million Dollars ($1,000,000) to apply toward payment of Abandonment Costs (as below defined) upon receipt of sufficient evidence from Buyer in Seller's sole discretion, of the amount of Abandonment Costs incurred by Buyer and that abandonment of the Properties has been completed in accordance with all applicable federal, state and local laws, rules and regulations. Notwithstanding anything herein to the contrary, Buyer agrees and acknowledges that Seller's cash contribution towards abandonment of the properties shall not be construed as retention of any liabilities transferred herein, nor shall it lessen Buyer's defense, indemnity and hold harmless obligations created herein. Payment of the abandonment contribution by Seller, either in whole or by portion, is dire within thirty days after receipt of invoice accompanied with sufficient evidence, in Seller's sole discretion, of actual abandonment and Abandonment Costs incurred by Buyer. Evidence of abandonment may include receipts of costs incurred m abandonment, site inspection by Seller (at Seller's sole cost and expense), completed General Land Office Form W-3, and/or acknowledgement by appropriate regulatory agencies that abandonment has been conducted in accordance with applicable. regulatory requirements.

Payment of the abandonment contribution by Seller may be made in portions to the amount of abandonment completed and Abandonment Costs incurred and evidenced to Seller's satisfaction.

In the event Buyer's total Abandonment Costs arc less than One Million Dollars ($1,000,000), then Seller's abandonment contribution to Buyer shall be reduced to the amount of Buyer's actual Abandonment Costs.

As used herein the term "Abandonment Costs” means the direct, out-of-pocket costs and expenses (not including overhead costs or expenses of Buyer) incurred by Buyer in performing the obligations, operations and duties assumed and agreed to be performed by Buyer pursuant to Paragraph 14 of this Letter Agreement.

Dominion shall be severally responsible for payment of 46.1465% (and only 46.1465%) of the Abandonment Costs becoming payable to Buyer pursuant to this Paragraph 16; and Northwestern shall be severally responsible for payment of 53.8535% (and only 53.8535%) of the Abandonment Costs becoming payable to Buyer pursuant to this

Paragraph 16. Accordingly, the maximum total amount of Abandonment Costs that Dominion shall be obligated to pay under this Paragraph 16 shall be limited to $461,465, and the maximum. total amount of Abandonment Costs that Northwestern shall be obligated to pay under this Paragraph 16 shall be limited to $538,535.

17.

Guaranty: At Closing, Buyer shall deliver to Seller a corporate guarantee executed by Capco Energy, Inc., in the form attached hereto as Exhibit "C" and incorporated herein by reference for all purposes.

18.

Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, representatives and assigns and shall constitute a covenant running with the Properties. Buyer shall incorporate in any transfer of art interest in or affecting the Properties a provision that such transfer is subject to this Letter Agreement and that each such transferee expressly assumes all of the transferor's obligations under this- Letter Agreement.

19.

Termination of Contract Operating Agreement: Capco Resources Corporation and Seller executed effective December 1, 2003, a Contract Operating Agreement for Brazos Block 446-L. All of the rights, duties and obligations of Capco Resources Corporation under such Contract Operating Agreement have been assigned to and assumed by Buyer. Upon execution of this Letter Agreement, said Contract Operating Agreement shall be considered by all Parties hereto as terminated as of the Effective Time.

20.

Confidentiality- This Letter Agreement and its contents and exhibits are confidential and shall not be discussed with or disclosed to any third party; provided that this Letter Agreement or its contents or exhibits may be disclosed to administrative agencies when such disclosure is required by law, contract or administrative regulation, or may be disclosed as reasonably required to enforce this Letter Agreement,

21_

Further Assurances: Seller and Buyer agree to execute such additional instruments and documentations as may be required in order to transfer, of record, the ownership of the Properties from Seller to Buyer in accordance with the terms and provisions of this Letter Agreement.

22.

Buyer's Representations: Buyer represents and warrants that: (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas; (b) Buyer has all requisite corporate power and corporate authority to own; lease and operate the Properties, and (c) Buyer has full corporate power and authority to execute, deliver and perform this Letter Agreement, the Assignment and Bill of Sale; and any other documents required to consummate the transaction contemplated in this Letter Agreement.

23.

Entire Agreement: This Letter Agreement and the Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and agreements with respect to the subject matter hereof.

This Letter Agreement may not be amended except by written instrument executed by all parties hereto.

Sincerely,

DOMINION OKLAHOMA TEXAS

The Northwestern Mutual Life Insurance

EXPLORATION & PRODUCTION, INC.

Company

By  /s/ Michael A. Ackal, Jr.

By /s/ Jerome R. Baier

Michael A. Ackal, Jr.

Jerome R. Baier

Attorney-in-Fact

Authorized Representative

Conquest/NWM Texas O&G Limited Partnership

BY: Dominion Oklahoma Texas

       Exploration & Production, Inc., its

       Managing Partner

By  /s/ Michael A. Ackal, Jr.

Michael A. Ackal, Jr

Attorney-in-Fact

Agreed to and accepted this ___________ day

of February, 2004

Capco Offshore, Inc.

By  /s/ Mike Myers

Mike Myers

President

EXHIBIT "A"

Attached to and made a part of that certain Letter Agreement between Dominion

Oklahoma Texas Exploration & Production, Inc., Conquest/NWM Texas O&G Limited

Partnership and The Northwestern Mutual Life Insurance Company, as Seller, and Capco

Offshore Inc, as Buyer, dated effective as of February 1, 2004

The Properties referred to in the Letter Agreement are more particularly described. as follows:

Brazos 446-L

State Coastal Surface Lease No. SL20030017,  between the State of Texas, General Land Office, as Lessor, and Dominion Oklahoma Texas Exploration & Production, Ins., as Lessee, effective June 1, 2043; and covering one acre located in Brazos Block 446-L on the tract formerly under state oil and gas lease identified as SL 57656, Gulf of Mexico, Matagorda County, Texas, recorded on July 14, 2003 as entry no 034728.

State Easement ME 820135 granted by the State of Texas, General Land Offices unto Dominion Oklahoma Texas Exploration & Production, Ins. for a 30' wide easement located in Brazos Block 446-L, Gulf of Mexico; Matagorda County, Texas, recorded on July 14, 2003 as entry no. 033760.

Along with all platforms. structures, equipment. facilities. wells, pipelines and flowlines located on Braxos Block 446 L on the tract formerly under state oil and gas lease identified as SL 57656. Gulf of Mexico, Matagorda County, Texas.

AGREEMENTS

•

Exploration and Development Agreement dated December 2, 1994 and effective October 3, 1994 between The Northwestern Mutual Life Insurance Company, American Exploration Company, CQX/NWM Texas O&G Limited Partnership, and Conquest Exploration Company.

••

Joint Development Agreement dated September 22, 1995. by. and between American Exploration Company and its wholly owned subsidiary, Conquest Exploration Company, individually-and as the Managing Partner of CQX/NWM Texas O&G Limited, Partnership, CQX/N Limited Partnership, CQX/P 1982 Limited Partnership, CQX Associates I; Limited, CQX Associates II; Limited, The Northwestern, Mutual Life Insurance Company, Enron Oil & Gas Company and Hardy Oil & Gas USA Inc.

CORPORATE GUARANTY

This Guaranty (this "Guaranty"), dated as of February 9, 2004, is made by Capco Energy, Inc., a Delaware corporation (the "Guarantor"), for the benefit of Capco Offshore, Inc., a wholly owned subsidiary of Capco Energy, Inc, a Colorado corporation (the "Company").

WHEREAS, the Company has entered into a Purchase and Sale Agreement ("Agreement") with Dominion Oklahoma Texas Exploration & Production, Inc., individually and as the Managing Partner of Conquestt/NWM Texas O&G Limited Partnership, and The Northwestern Mutual Life Insurance Company (collectively, the "Counterparty"), which requires the performance by the Company of certain obligations.

WHEREAS, the Guarantor is providing this Guaranty at the request of the Company to guarantee the Company's performance of its obligations under the Agreement.

NOW, THEREFORE, in consideration of; and as an inducement for, the Counterparty entering into the Agreement, the Guarantor hereby covenants and agrees as follows:

1. Guaranty. The Guarantor, as primary obligor and not merely surety, hereby unconditionally and absolutely guarantees to the Counterparty the prompt, full and complete performance, when due, of any and all obligations of the Company arising out of the Agreement or any amendments or modifications thereof approved by the Company and the Counterparty (the "Obligations").

2. Nature of Guaranty. The Guarantor hereby agrees that its obligations hereunder shall be unconditional irrespective of the absence of the commencement of any legal action against the Company to enforce the Agreement, the rendering of any judgment against the Company or any action to enforce the same; any failure by the Counterparty to take any steps necessary to preserve its rights to any security or collateral for the Obligations; the release of all or any portion of any collateral by the Counterparty; or any failure by the Counterparty to perfect or to keep-perfected its security interest or lien in- any portion of any collateral.

3. Waivers. The Guarantor hereby expressly waives notice of acceptance of this Guaranty; notice of any Obligation to which this Guaranty may apply or of any security therefor; diligence presentment, protest;. notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of the Company; all demands whatsoever; and any right to require a proceeding first against the Company.

4. Termination and/or Revocation. This Guaranty is intended to be and shall be construed. to be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect until all of the Obligations are performed.

5. Notices. All notices and other communications about this Guaranty must be in writing, must be given by facsimile, hand delivery or overnight courier service and must be addressed or directed to the respective parties as follows:

If to. the Counterparty, to:

DOMINION OKLAHOMA TEXAS EXPLORATION & PRODUCTION, INC.

1450 Poydras Street

New Orleans, Louisiana. 70112-6000

Attention. Financial Services Telephone: (504) 593-7486 Fax: (504) 593-7330

with-a copy to

DOMINION OKLAHOMA TEXAS EXPLORATION &PRODUCTION, INC 1450 Poydras Street

New Orleans, Louisiana 70112-6000

Attention: Legal Department, Margaret Sledge

Telephone. (504) S93-7419

Fax: (504) 593-7346

and

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Jerome R. Baier

Telephone= (414) 665-4967.

Fax: (414) 665-7124

If to the Guarantor, to:

Capco Energy, Inc

12241 Newport Ave.

Suite 221

Santa Ana, California 92705

(714) 634-6876 Phone

(714) 634-6615- Fax

Attention: Ilyas Chaudhary

Notices are effective when actually received by the party to which they are given, as evidenced, by facsimile transmission report, written acknowledgment or affidavit of hand delivery or courier receipt.

6. Representations and Warranties. The Guarantor represents and warrants to the Counterparty as of the date hereof that

a)

The Guarantor is duty organized, validly existing and in good standing under the laws, of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guaranty and to perform the-provisions of this Guaranty on its part to be performed;

b)

The execution, delivery and performance of this Guaranty by the Guarantor have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws;

c)

All consents, authorizations, approvals, registrations and declarations required for the due execution, delivery and performance of this Guaranty have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect, and all conditions thereof have been duly complied with and no other action by; and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance; and

d)

This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency reorganization or other similar laws affecting the enforcement of creditors' rights or by general equity principles.

7. Setoffs and Counterclaims. Without limiting the Guarantor's own defenses and rights hereunder, the Guarantor reserves to itself ail rights, setoffs, counterclaims and-other deflrnses to which the Company is or may be entitled to arising from or out of the Agreement, except for defenses arising out of bankruptcy, insolvency, dissolution or liquidation of the Company.

8. Subrogation. The Guarantor will not exercise any rights which it may acquire by way of subrogation until all Obligations shall have been performed. Subject to the foregoing, upon performance of all such Obligations, the Guarantor shall be subrogated to the rights of the Counterparty against the Company, and the Counterparty agrees to take at the Guarantor's expense such steps as the Guarantor may reasonably request to implement such subrogation.

9. Expenses. The Guarantor hereby agrees to pay on demand all reasonable out-of-pocket expenses (including the reasonable fees and expenses of the Counterparty's counsel) in any way relating to the enforcement of the rights of the Counterparty hereunder, provided that the Guarantor shall not be liable for any expenses of the Counterparty if the Guarantor is not in default of its obligations under this Guaranty.

10. Assignment. This Guaranty shall be binding upon the Guarantor and upon its successors and assigns, and shall inure to the benefit of the Counterparty and its successors and assigns. The Guarantor may assign this Guaranty or delegate its duties hereunder only with the express written consent of the Counterparty, which consent may be granted or denied in the Counterparty's sole discretion.

11. Amendments. No term or provision of this Guaranty shall. be amended, modified, altered, waived, or supplemented except in a writing signed by Guarantor and the Counterparty.

12.  Miscellaneous. This Guaranty shall be governed by, and construed in accordance with, the laws of Texas, without reference to conflict of laws principles.

This Guaranty is the entire and only agreement between the Guarantor and the, Counterparty with respect to the guarantee of the Obligations to the Counterparty arising out of the Agreement. All representations. warranties, agreements, or undertakings heretofore or contemporaneously made, which are not set forth herein, are superseded hereby.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed in its corporate name by its duly authorized representative as of the date first above written.

Capco Energy, Inc.

Ilyas Chaudhary

President

STATE OF LOUISIANA

§

PARISH OF ORLEANS,

On this 13th day of February. 2004 before me appeared Ilyas Chaudhary, to me personally known, who, being by me duly sworn, did say that he is the President, of Capco Energy, Inc., a Colorado corporation, and that the instrument was signed on behalf of the corporation by authority of its Board of Directors, and that he acknowledged the instrument to be the free act and deed of said corporation.

My commission expires

Notary Public

4